UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Intelsat S.A.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

L5140P 101

(CUSIP Number)

December 31, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. L5140P 101	SCHEDULE 13G	Page 2 of 53

1	NAME OF REPORTING PERSON Serafina S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 3 of 53

1	NAME OF REPORTING PERSON LMBO EUROPE SAS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 4 of 53

1	NAME OF REPORTING PERSON CIE Management II Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey, Channel Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 5 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-1
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 6 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 7 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-3
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 8 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-4
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 9 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-5
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 10 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-6
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 11 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-7
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 12 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-8
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 13 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-9
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 14 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-10
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 15 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-11
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 16 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-12
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 17 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-14
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 18 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-15
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 19 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-16
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 20 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-17
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 21 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-18
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 22 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-19
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 23 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-20
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 24 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-21
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 25 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-22
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 26 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-23
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 27 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-24
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 28 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-25
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 29 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-26
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 30 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-27
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 31 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-28
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 32 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-29
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 33 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-30
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 34 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-31
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 35 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-32
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 36 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-33
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 37 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-34
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 38 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-35 SC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 39 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-36 SC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 40 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-37
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 41 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-38 SC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 42 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-39 SC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 43 of 53

1	NAME OF REPORTING PERSON BC European Capital—Intelsat Co-Investment
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 44 of 53

1	NAME OF REPORTING PERSON BC European Capital—Intelsat Co-Investment 1
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 62,962,644
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 62,962,644
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,962,644
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 53.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 45 of 53

ITEM 1.	(a) Name of Issuer: Intelsat S.A. (the “Issuer”)

(b) Address of Issuer’s Principal Executive Offices:

4 rue Albert Borschette

Luxembourg

Grand-Duchy of Luxembourg

L-1246

ITEM 2.	(a) Name of Person Filing:

This Schedule 13G is being filed by (i) Serafina S.A., a Luxembourg Société Anonyme; (ii) BC European Capital VIII-1 to 12 (inclusive), BC European Capital VIII-14 to 34 (inclusive), and BC European Capital VIII-37, each a United Kingdom limited partnership (collectively, the “CIE Investors”); (iii) BC European Capital—Intelsat Co-Investment and BC European Capital—Intelsat Co-Investment 1, each a United Kingdom limited partnership (collectively, the “Co-Investment Investors”); (iv) BC European Capital VIII-35 SC, BC European Capital VIII-36 SC, BC European Capital VIII-38 SC and BC European Capital VIII-39 SC, each a Société Civiles organized under the laws of France (collectively, the “LMBO Investors” and collectively with the CIE Investors and the Co-Investment Investors, the “Investors”); (v) LMBO Europe SAS, a Société par actions simplifiée organized under the laws of France (“LMBO”); and (vi) CIE Management II Limited, a limited corporation organized under the laws of Guernsey, Channel Islands (“CIE” and, together with the Investors and LMBO, the “Reporting Persons”).

Each of the Investors is a shareholder of Serafina S.A. CIE is the general partner of each of the CIE Investors and the Co-Investment Investors. LMBO is Gérant as to each of the LMBO Investors. Due to their relationships with each other, each of the Reporting Persons may be deemed to have shared voting and investment power with respect to the Issuer’s common shares owned by each of the other Reporting Persons and may be deemed to have shared beneficial ownership with respect to any such shares of stock owned by the other Reporting Persons. Each of the Investors, however, disclaim beneficial ownership with respect to any shares of stock owned by the other Reporting Persons.

(b) Address of Principal Business Office, or if None, Residence:

The principal office and business address of Serafina S.A. is 29, avenue de la Porte Neuve, L-2227 Luxembourg.

The principal office and business address of CIE and the CIE Investors is Heritage Hall, Le Marchant Street, St. Peter Port, Guernsey, GY1 4HY, Channel Islands.

The principal office and business address of LMBO and the LMBO Investors is 58-60 Avenue Kleber, Paris, France 75116.

CUSIP No. L5140P 101	SCHEDULE 13G	Page 46 of 53

(c) Citizenship:

See row 4 of the cover pages to this Schedule 13G.

(d) Title of Class of Securities:

This Schedule 13G relates to the Issuer’s common shares, nominal value $0.01 per share.

(e) CUSIP Number:

L5140P 101

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.

ITEM 4.	OWNERSHIP.

All ownership percentages assume that there are 119,000,000 common shares outstanding, based on the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on October 26, 2017.

The common shares beneficially owned by each of the Reporting Persons include 62,962,644 common shares held of record by Serafina S.A.

The information set forth in Item 2 above is incorporated by reference for each Reporting Person.

As a result of the Governance Agreement described in Item 8 below, each of the Reporting Persons may be deemed to beneficially own and share voting and dispositive power over certain common shares of the Issuer owned by the other Governance Shareholders (as defined below).

(a) Amount beneficially owned:

See row 9 of the cover sheet of each Reporting Person.

(b) Percent of class:

See row 11 of the cover sheet of each Reporting Person.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

See row 5 of the cover sheet of each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See row 6 of the cover sheet of each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See row 7 of the cover sheet of each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See row 8 of the cover sheet of each Reporting Person.

CUSIP No. L5140P 101	SCHEDULE 13G	Page 47 of 53

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

The information for forth in Item 2 above is incorporated herein by reference.

On April 23, 2013, in connection with the initial public offering of the Issuer, Serafina S.A. (the “BC Shareholder”), SLP III Investment Holding S.á r.l. (the “Silver Lake Shareholder”), David McGlade (collectively with the Silver Lake Shareholder and the BC Shareholder, the “Governance Shareholders”) and the Issuer entered into a governance agreement (as amended from time to time, the “Governance Agreement”). Under the Governance Agreement, the BC Shareholder currently has the right to nominate four directors for election to the Issuer’s board of directors and the Silver Lake Shareholder currently has the right to nominate one director for election to the Issuer’s board of directors. The Governance Agreement also provides that a majority of the directors then in office (or, if the board has delegated such authority, the nomination or similar committee of the board) shall nominate the remaining directors for election to the board, one of whom shall be the Issuer’s executive chairman, who is currently Mr. McGlade, or if there is no executive chairman, the Issuer’s chief executive officer. Under the Governance Agreement, each of the Governance Shareholders has agreed to vote all shares held by it in favor of the directors nominated under the terms of the Governance Agreement and in furtherance of the removal of any directors by the BC Shareholder or the Silver Lake Shareholder under the terms of the Governance Agreement. Under the Governance Agreement, the BC Shareholder has drag-along rights with respect to the Silver Lake Shareholder under certain circumstances and the Silver Lake Shareholder has certain tag-along rights on transfers by the BC Shareholder. The Governance Agreement is filed as an exhibit hereto, and the foregoing summary is qualified in its entirety by the terms thereof.

Given the terms of the Governance Agreement, the Reporting Persons, collectively with the Silver Lake Shareholder and certain related parties (collectively, the “SLP Parties”) and Mr. McGlade, may be deemed to constitute a “group” that, as of the date hereof, collectively beneficially owns approximately 81,061,743 common shares, or approximately 67.0%, of the Issuer’s outstanding common shares for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”), assuming the conversion of all outstanding equity awards held by David McGlade that are vested or that will vest within the next 60 days. Each Reporting Person disclaims beneficial ownership of the common shares of the Issuer other than the shares directly held by such Reporting Person. Pursuant to Rule 13d-1(k)(2) under the Act, the SLP Parties and Mr. McGlade are each filing separate Schedule 13Gs with respect to the common shares of the Issuer.

CUSIP No. L5140P 101	SCHEDULE 13G	Page 48 of 53

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

ITEM 10.	CERTIFICATIONS.

Not Applicable.

CUSIP No. L5140P 101	SCHEDULE 13G	Page 49 of 53

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018

SERAFINA S.A.:

/s/ Christelle Rétif
Name: Christelle Rétif
Title: Director

/s/ Pierre Stemper
Name: Pierre Stemper
Title: Director For and on behalf of the Limited Partnerships comprising
BC EUROPEAN CAPITAL VIII – 1 to 12 and 14 to 34 and 37:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital VIII – 1 to 12 and 14 to 34 and 37

/s/ Mark Rodliffe
Name: Mark Rodliffe
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital VIII – 1 to 12 and 14 to 34 and 37

CUSIP No. L5140P 101	SCHEDULE 13G	Page 50 of 53

For and on behalf of the Limited Partnerships comprising
BC EUROPEAN CAPITAL VIII – 35 SC, 36 SC, 38 SC and 39 SC:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, LMBO Europe SAS, acting as Gérant to BC European Capital VIII – 35 SC, 36 SC, 38 SC and 39 SC

/s/ Cedric Dubourdieu
Name: Cedric Dubourdieu
Title: Director, LMBO Europe SAS, acting as Gérant to BC European Capital VIII – 35 SC, 36 SC, 38 SC and 39 SC

For and on behalf of
BC EUROPEAN CAPITAL—INTELSAT CO-INVESTMENT:

/s/ Matthew Elston Name: Matthew Elston
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital—Intelsat Co-Investment

/s/ Mark Rodliffe Name: Mark Rodliffe
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital—Intelsat Co-Investment

CUSIP No. L5140P 101	SCHEDULE 13G	Page 51 of 53

For and on behalf of
BC EUROPEAN CAPITAL—INTELSAT CO-INVESTMENT 1:

/s/ Matthew Elston Name: Matthew Elston
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital—Intelsat Co-Investment 1

/s/ Mark Rodliffe Name: Mark Rodliffe
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital—Intelsat Co-Investment 1

CUSIP No. L5140P 101	SCHEDULE 13G	Page 52 of 53

CIE MANAGEMENT II LIMITED:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, CIE Management II Limited

/s/ Mark Rodliffe
Name: Mark Rodliffe
Title: Director, CIE Management II Limited

LMBO EUROPE SAS:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, LMBO Europe SAS

/s/ Cedric Dubourdieu
Name: Cedric Dubourdieu
Title: Director, LMBO Europe SAS

CUSIP No. L5140P 101	SCHEDULE 13G	Page 53 of 53

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 1 of Intelsat S.A.’s Schedule 13G filed by the Reporting Persons, File No. 005-87961, filed on February 14, 2014).

Exhibit 2.	Governance Agreement, dated as of April 23, 2013, by and among Intelsat S.A. and the shareholders of Intelsat S.A. party thereto (incorporated by reference to Exhibit 3.1 of Intelsat S.A.’s Annual Report on Form 20-F, File No. 001-35878, filed on February 20, 2014).

Exhibit 3.	Amendment No. 1 to the Governance Agreement, dated as of February 20, 2015, by and among Intelsat S.A. and the shareholders of Intelsat S.A. party thereto (incorporated by reference to Exhibit 3.2 of Intelsat S.A.’s Annual Report on Form 20-F, File No. 001-35878, filed on March 8, 2016).